                     TruServ Corporation
      Variable Denomination Floating Rate Demand Notes

            Supplement No.49  Dated December 11, 2000
                             to
 Prospectus Dated June 18, 1999, as heretofore supplemented


  The current interest rate payable on the Company's
Variable Denomination Floating Rate Demand Notes is 6.12%.